SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                              SCHEDULE 13G


               Under the Securities Exchange Act of 1934
                         (Amendment No. 3)*

                           Aurora Electronics, Inc.
     _______________________________________________________________
                              (Name of Issuer)



                                 Common Stock
     ________________________________________________________________
                         (Title of Class of Securities)



                                   05162910
     _________________________________________________________________
                              (CUSIP Number)



Check the following box if a fee is being paid with this statement _____. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                    (Continued on following page(s))

                         Page 1 of 5 Pages


L08-009-015-I Documents

CUSIP No. 05162910                      13G             Page 2 of 5 Pages


     1.   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Dreyfus Corporation:  13-5673135

__________________________________________________________________________
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)_____

                                                            (b)_____

__________________________________________________________________________
     3.   SEC USE ONLY



__________________________________________________________________________
     4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

___________________________________________________________________________

     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER

          -0-

___________________________________________________________________________
     6.   SHARED VOTING POWER

          724,000

___________________________________________________________________________
     7.   SOLE DISPOSITIVE POWER

          -0-

___________________________________________________________________________
     8.   SHARED DISPOSITIVE POWER

          724,000

___________________________________________________________________________
     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          724,000

___________________________________________________________________________
     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*



___________________________________________________________________________
     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.23%

___________________________________________________________________________
     12.  TYPE OF REPORTING PERSON*

          IA

___________________________________________________________________________





                         * SEE INSTRUCTION BEFORE FILLING OUT!

Schedule 13G                           13G             Page 3 of 5 Pages

Item 1

          (a)  Name of Issuer

          Aurora Electronics, Inc.

          (b)  Address of Issuer's Principal Executive Offices

          1901 Diplomat
          Farmers Branch, TX 75234

Item 2

          (a)  Name of Person Filing

               The Dreyfus Corporation


          (b)  Address of Principal Business Office

               200 Park Avenue, New York, NY 10166


          (c)  Citizenship

               New York


          (d)  Title of Class of Securities

               Common Stock

          (e)  CUSIP Number

               05162910


Item 3    The person filing is a

               (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. (The Dreyfus Corporation)

Item 4    Ownership

          (a)  Amount Beneficially Owned

                  724,000

          (b)  Percent of Class

                  10.23%
                                                            cont...

Schedule 13G                           13G             Page 4 of 5 Pages


          (c)  Number of shares as to which such person has

               (i)    sole power to vote or direct the vote:

                         -0-

               (ii)   shared power to vote or direct the vote:

                            724,000

               (iii)  sole power to dispose or to direct the disposition of:

                         -0-

               (iv) shared power to dispose or to direct the disposition of:

                            724,000


Item 5         Ownership of Five Percent or Less of a Class

                    N/A

Item 6         Ownership of More than Five Percent on Behalf of Another
Person
                    *


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               N/A

Item 8         Identification and Classification of Members of the Group

               N/A

Item 9         Notice of Dissolution of Group

               N/A

Item 10        Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business andwere not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                            cont...

Schedule 13G                           13G             Page 5 of 5 Pages

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 22, 1994
__________________________________________________
Date



Daniel C. Maclean
__________________________________________________
Signature


Daniel C. Maclean, Vice President and General Counsel of The Dreyfus
Corporation
_____________________________________________________________________________
Name/Title





* The Dreyfus Corporation is investment adviser to other investment companies, each of which owns less than 5% of the issuer's securities, that have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities listed herein.